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Exhibit 10.3

JOINDER AGREEMENT

        This Agreement (this "Agreement") is entered into effective as of the 23rd day of April, 2004 by Magnetek, Inc., a Delaware corporation (the "Company"), SEI Private Trust Company, a federal thrift savings bank regulated by the Office of Thrift Supervision (the "Trustee"), in its capacity as successor to Deutsche Bank (the "Previous Trustee"), as trustee of the trust (the "Trust") created under the Magnetek, Inc. FlexCare Plus Retirement Pension Plan (the "Pension Plan"), and LaSalle Bank, N.A. (the "New Manager") in its capacity as successor to U.S. Trust Company, N.A. (the "Previous Manager"), as the duly appointed and acting investment manager of a segregated account held in the Trust, for the account and on behalf of the Pension Plan (the "Account"). Unless otherwise defined herein, the capitalized terms used in this Agreement shall have the meaning assigned to them in the Registration Rights Agreement dated as of July 26, 2002 by and between the Company and the Previous Manager (the "Rights Agreement").

        RECITALS

        WHEREAS, the Previous Manager was granted certain registration rights with respect to Common Stock under the Rights Agreement;

        WHEREAS, the Previous Manager and the Company terminated their agreement with respect to the Account and thereafter the Trustee and the Company's Pension Committee succeeded to certain rights and obligations of the Previous Manager under the Rights Agreement;

        WHEREAS, at such time as the appointment of the New Manager was approved by the Company's Board of Directors, the Company's Interim Pension Committee was dissolved;

        WHEREAS, the Company contributed 535,000 shares of Common Stock to the Trust on September 15, 2003;

        WHEREAS, the Company and the Trustee now desire to join the New Manager as a party to the Rights Agreement and intend the New Manager to be entitled to exercise all the rights of the Manager, and to have all of the protections of the Manager, under the Rights Agreement so long as it remains the duly appointed and acting investment manager of the Trust;

        WHEREAS, the New Manager and the Company have agreed that the New Manager will have the authority in respect of the Account previously exercised by the Previous Manager as a fiduciary in respect of the Account; and

        WHEREAS, the New Manager agrees to be bound by the terms of the Rights Agreement and to act as the Manager thereunder.

        NOW, THEREFORE, in consideration of the premises, mutual promises, and all other terms and conditions contained herein, the parties hereto agree that the New Manager shall become a party to the Rights Agreement in its capacity as the Manager and to be entitled to exercise all of the rights of the Manager, and to have all of the protections of the Manager, under the Rights Agreement so long as it remains the dully appointed and acting investment manager of the Trust.

        IN WITNESS WHEREOF, the Company, the Trustee and the New Manager have executed this Agreement as of the date first written above.

THE COMPANY: MAGNETEK, INC.
By:	/s/ MARTY SCHWENNER
Title:	Corporate Controller
Address:	10900 Wilshire Boulevard, Suite 850 Los Angeles, CA 90024-6501
THE TRUSTEE: SEI PRIVATE TRUST COMPANY
By:	/s/ ROBERT G. MUSE
Title:	Vice President
Address:	1 Freedom Valley Dr. Oaks, PA 19456
THE NEW MANAGER: LASALLE BANK, N.A.
By:	/s/ E. VAUGHN GORDY
Title:	Senior Vice President
Address:	135 South LaSalle St., Suite 1946 Chicago, IL 60603

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  Exhibit 10.3
JOINDER AGREEMENT